Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President
(972) 991-2422

PALM HARBOR HOMES ANNOUNCES SALE

OF LOANS BY COUNTRYPLACE MORTGAGE

DALLAS, Texas (April 28, 2008) — Palm Harbor Homes, Inc. (NASDAQ: PHHM) today announced that CountryPlace Mortgage, Ltd., the Company’s full-service lending subsidiary, sold approximately $51.3 million of its $69.4 million warehoused portfolio of chattel and mortgage loans. Approximately $41.5 million of the proceeds were used to repay in full and terminate the Company’s warehouse borrowing facility scheduled to expire on April 30, 2008.

Commenting on the announcement, Larry H. Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., remarked, “We are very pleased to announce the sale of these chattel loans and mortgages without incurring a loss. The favorable terms of this transaction indicate the buyer’s confidence in the high quality of CountryPlace’s portfolio, especially noteworthy in light of today’s difficult credit market conditions. Multiple parties expressed interest in our warehoused portfolio and we believe the positive market response, in sharp contrast to the tightening mortgage credit markets, reflects the strength of our business model and our strict underwriting standards, the historically strong performance of our two securitized financings, and the high quality of our assets. CountryPlace has a solid five-year track record as a chattel and mortgage lender, originating and servicing high quality, fixed rate, fully-documented, and fully-verified chattel loans and mortgages, with average credit scores exceeding 700. With our continued ability to originate and service conforming mortgage products, we remain confident in our ability to provide viable financing alternatives for our credit-worthy customers.”

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

-END- 15303 Dallas Parkway, Suite 800, Addison, TX 75001 • Voice: (972) 991-2422 • Fax: (972) 991-5949 www.palmharbor.com